Exhibit 10.21

Amendment No. 2 to

Loan and Security Agreement

Borrower:	Quench USA, Inc.
Address:	780 5th Avenue, Suite 135
King of Prussia, PA 19406

Date:	December 23, 2013

This AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into on the above date, by and between the borrower named above (“Borrower”) and ORIX Ventures, LLC, a Delaware limited liability company (“ORIX”).

RECITALS:

WHEREAS, Borrower and ORIX are parties to that certain Loan and Security Agreement dated as of October 7, 2011 (as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which ORIX has agreed to make loans and other extensions of credit to Borrower in accordance with the terms thereof;

WHEREAS, Borrower and ORIX have agreed to amend the Loan Agreement subject to the terms and conditions set forth herein;

WHEREAS, in connection with the foregoing, Borrower and ORIX wish to amend the Loan Agreement, subject to the terms and conditions of this Amendment; and

WHEREAS, this Amendment shall constitute a Loan Document and capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1                                              Amendments to Loan Agreement.

(a)                                 Section 1.1 (Loans) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.1 Loans.  Subject to the terms and conditions in this Agreement, ORIX shall make loans to Borrower (collectively and individually, the “Loan”), in the amounts shown on the Schedule. The Loan may not be repaid and reborrowed.”

(b)                                 Section 2.1 (Security Interest) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.1 Security Interest.  To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to ORIX a security interest in all of the following (collectively, the “Collateral”):  all right, title and interest of Borrower in and to its present and future assets of every kind, whether now owned or hereafter arising or acquired and wherever located, and all proceeds and products thereof, including without limitation the following: all Accounts; all Inventory; all Equipment; all General Intangibles (including without limitation all Intellectual Property and Deposit Accounts); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any of the above, including without limitation the assets identified in the Representations; provided, however, that the Collateral shall not include any assets that are the subject of any Permitted Acquisition to the extent that such assets are subject to a continuing security interest in favor of or otherwise pledged to the seller of such assets in connection with any deferred purchase consideration arrangement pursuant to such Permitted Acquisition and in connection with such Permitted Acquisition Borrower has provided ORIX with a schedule of such assets.”

(c)                                  Section 5.2 (Prepayment) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“5.2 Prepayment.  Borrower shall have the option of prepaying the principal amount of the Loan, prior to the Maturity Date, in whole or in part, provided that Borrower concurrently pays ORIX (i) all accrued and unpaid interest on the principal so prepaid and (ii) a prepayment fee equal to 2.0% of the amount prepaid if prepayment occurs on or prior to the second anniversary of the Second Amendment Effective Date, and 1.0% of the amount prepaid if prepayment occurs after the second anniversary of the Second Amendment Effective Date and on or before the third anniversary of the Second Amendment Effective Date.  Said prepayment fee shall be due from Borrower to ORIX upon any prepayment of the principal of the Loan, including without limitation any prepayment as a result of an Event of Default or the exercise of any rights or remedies by ORIX following the same. Prepayments of the Loan shall be applied pro rata to the principal installments due or outstanding on the Loan.”

(d)                                 Section 7 (Definitions) of the Loan Agreement is hereby amended by amending and restating the definitions of “Permitted Acquisition” and “Subordinated Debt” in their entirety as follows:

““Permitted Acquisition” means an acquisition transaction pursuant to which the following conditions are satisfied: (i) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions; (ii) Borrower is in pro forma compliance with all financial covenants after giving effect to such transactions; (iii) such transaction does not result in a Change in Control (as applicable); (iv) Borrower is the surviving entity and the target is a U.S. entity or an entity organized under another jurisdiction within North America (including Mexico and countries located in the Caribbean) in which ORIX is able to perfect its liens in the acquired assets (as applicable); (v) the target becomes a borrower under this Agreement (as applicable); (vi) the merger or consolidation is not likely to cause a Material Adverse Change (as applicable); (vii) value of the acquired assets (inclusive of goodwill, but exclusive of any assets that are subject to a continuing security interest in favor of or otherwise pledged to the seller of such assets in connection with any deferred purchase consideration arrangement) is equal to or greater than the purchase price payment amount made at closing (exclusive of any deferred purchase price payment amounts or earn-out payments); (viii) acquired assets (other than any assets that are subject to a continuing security interest in favor of or otherwise pledged to the seller of such assets in connection with any deferred purchase consideration arrangement) become part of the Collateral, and are acquired free and clear of any other liens other than Permitted Liens; (ix) any Indebtedness used to finance deferred payment obligations shall not contain a cross-default to this Agreement and shall be Subordinated Debt; (x) Borrower provides ORIX copies of all final transaction documents related to such acquisition prior to closing; (xi) not later than ten (10) Business Days prior to the proposed acquisition consummation date, Borrower provides ORIX evidence that (a) the target is in a similar line of or complementary services business as Borrower; and (b) adequate financial information with respect to the seller and the seller’s assets to be acquired by Borrower; and (xii) for any acquisition with up-front consideration (exclusive of any deferred purchase price payment amounts or seller notes) greater than $15 million, Borrower shall have a quality of earnings report performed on the acquisition target by a third party reasonably acceptable to ORIX, with a scope of work reasonably acceptable to ORIX.”

““Subordinated Debt” means Indebtedness which is (i) on terms reasonably acceptable to ORIX in its Good Faith Business Judgment, and (ii) which is subordinated to the Obligations pursuant to (A) a Subordination Agreement in such form as ORIX shall reasonably specify in its Good Faith Business Judgment (which, among other terms, shall (unless otherwise agreed by ORIX) provide for a “silent-second” lien on the acquired assets in connection with any Permitted Acquisition if ORIX permits such Indebtedness to be secured by a lien), or (B) with respect to any deferred purchase consideration in an amount less than $4,000,000 in any Permitted Acquisition, the inclusion of the following provision in all agreements, notes, or documents evidencing such Indebtedness:

“[Seller] hereby acknowledges and agrees that [Seller]’s rights to receive any payment of the deferred portion of the Purchase Price (the “[Seller] Debt”), are unsecured with respect to the Collateral (as defined in the Loan Agreement (as defined below)) and subordinated to the payment in full in cash by [Buyer] of its obligations to ORIX Ventures, LLC (“ORIX”) under the Loan and Security Agreement dated as of October 7, 2011 (as the same may be further amended, restated, supplemented or replaced, the “ORIX Agreement”) by and between Quench USA, Inc. and ORIX (including the Obligations as defined in the ORIX Agreement,  collectively, the “ORIX Debt”).  Notwithstanding the foregoing, [Seller] may accept the regularly scheduled (non-default) payments of the deferred portion of the Purchase Price; provided that no default or event of default and no event which, with notice or passage of time or both, would constitute a default or event of default, has occurred under the ORIX Agreement, both before and after giving effect to such payments.

The [Seller] Debt shall not be cross-defaulted to the ORIX Debt.  Until the ORIX Debt has been paid and performed in full in cash, [Seller] shall not (i) accelerate the maturity of the [Seller] Debt, (ii) commence or join in any action or proceeding to recover any amounts due on the [Seller] Debt other than actions or proceedings in which recourse is limited to assets in which such [Seller] was granted a security interest in or which were otherwise pledged to [Seller] by [Buyer], (iii) commence or join in any involuntary bankruptcy petition, insolvency proceeding or similar judicial proceeding against [Buyer], or (iv) initiate or prosecute any claim, action or other proceeding (a) challenging the validity, enforceability or unavoidability of any claim of ORIX with respect to any of its collateral, or (b) challenging the perfection, enforceability or unavoidability of any liens or security interests of ORIX in any collateral.

Notwithstanding any provision to the contrary contained in this Agreement, the parties hereto hereby acknowledge that ORIX is an intended third-party beneficiary of the foregoing subordination provisions and, until the ORIX Debt has been paid and performed in full in cash, the parties shall not amend or modify such provisions, without ORIX’s consent, and any purchaser, assignee or transferee of any rights, claim or interest of any kind in or to any of the [Seller] Debt, shall remain bound by the foregoing as a condition to any sale, assignment or transfer.”“

(e)                                  Section 7 (Definitions) of the Loan Agreement is hereby amended by adding the following definitions in alphabetical order therein:

““Second Amendment” means that certain Second Amendment to Loan and Security Agreement, dated as of December 23, 2013, by and between ORIX and Borrower.”

““Second Amendment Effective Date” means the date of the Second Amendment.”

(f)                                   Sections 1, 2, 3, 4, 6 and 7 of the Schedules to the Loan Agreement are hereby amended and restated in their entirety as set forth on Exhibit A attached hereto.

(g)                                  Exhibit A1 to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.

Section 2                                              Representations and Warranties.  To induce ORIX to enter into this Amendment, Borrower represents and warrants that:

(a)                                 No Default.  After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing as of the date hereof;

(b)                                 Representations and Warranties.  No event has occurred and is continuing or would result from the execution, delivery or performance of this Amendment which constitutes an Event of Default and, after giving effect to this Amendment and the transactions contemplated hereby, the representations and warranties of Borrower contained in the Loan Documents are true, accurate and complete in all material respects on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representation or warranty shall be true, accurate and complete in all material respects as of such earlier date; and

(c)                                  Corporate Authority.  (i) The execution, delivery and performance by Borrower of this Amendment is within its corporate powers and has been duly authorized by all necessary corporate action on the part of Borrower, (ii) this Amendment is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, and (iii) neither the execution, delivery or performance by Borrower of this Amendment (1) violates any law or regulation, or any other or decree of any governmental authority, (2) conflicts with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound, (3) results in the creation or imposition of any lien upon any of the Collateral, (4) violates or conflicts with the certificate of incorporation or bylaws of Borrower, or (5) requires the consent, approval or authorization of, or declaration or filing by Borrower with, any other Person, except for those already duly obtained.

Section 3                                              Conditions Precedent.  The effectiveness of this Amendment is subject to the following conditions precedent:

(a)                                 Executed Amendment.  ORIX shall have received from Borrower a copy of this Amendment (with an original to follow promptly thereafter), duly authorized, executed and delivered, and the Amendment shall constitute a Loan Document;

(b)                                 Amendment/Modification Fee.  Borrower shall have paid to ORIX a fully-earned, non-refundable amendment/modification fee of $31,250.00 with respect to this Amendment;

(c)                                  New Term Loan Commitment Fee.  Borrower shall have paid to ORIX a fully-earned, non-refundable new term loan commitment fee (as set forth in Section 3 of the Schedules to the Loan Agreement) of $175,000.00 with respect to this Amendment;

(d)                                 Receipt of Equity Investment.  Borrower shall have received proceeds from a capital contribution of not less than $20,000,000.00 from Borrower’s parent; and

(e)                                  Counsel Fees.  Borrower shall have satisfied all fees and expenses incurred by ORIX in connection with this Amendment and the subject matter hereof, including without limitation, reasonable fees, costs, and expenses of ORIX’s legal counsel incurred in connection with the preparation and negotiation of this Amendment.

Section 4                                              Miscellaneous.

(a)                                 Binding Obligation.  This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

(b)                                 Ratification.  Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not effect a novation of the Loan Agreement or any other Loan Document.  Borrower hereby ratifies and reaffirms each of the terms and conditions of the Loan Documents to which it is a party and all of its obligations thereunder.

(c)                                  Limitation; Reservation of Rights.  The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any Event of Default or any other term or condition of any Loan Document or of any other instrument or agreement referred to therein or to prejudice any right or remedy which ORIX may now have or may have in the future under or in connection with the Loan Documents or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof.  Except for the amendments set forth herein, ORIX hereby expressly reserves all of its rights and remedies under the Loan Documents and at law and equity.  Except as expressly amended hereby, the Loan Documents shall continue in full force and effect.

(d)                                 Releases.  In further consideration of ORIX’s execution of this Agreement, Borrower for itself and on behalf of its respective successors (including, without limitation, any trustees acting on behalf of Borrower and any debtor-in-possession with respect to Borrower), assigns, subsidiaries and affiliates, hereby forever releases ORIX and its respective successors, assigns, parents, subsidiaries, affiliates, officers, employees directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that Borrower may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take prior to the date this Amendment was executed with respect to the Obligations, any Collateral, the Loan Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations, other than arising out of the gross negligence or willful misconduct of such Releasee or its respective officers, employees directors, agents or attorneys as determined by a non-appealable decision of a court of competent jurisdiction.  This provision shall survive and continue in full force and effect whether or not Borrower shall satisfy all other provisions of this Amendment, the Loan Documents or the Loan Agreement including payment in full of all Obligations.

(e)                                  Successors and Assigns.  This Amendment shall be binding on and shall inure to the benefit of Borrower and ORIX and their respective successors and assigns.

(f)                                   ENTIRE AGREEMENT.  THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE AND CONTAIN THE ENTIRE, FINAL AGREEMENT AND UNDERSTANDING CONCERNING THE SUBJECT MATTER HEREOF BETWEEN THE PARTIES HERETO, AND SUPERSEDES ALL OTHER PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, REPRESENTATIONS, WARRANTIES, COMMITMENTS, PROPOSALS, OFFERS AND CONTRACTS CONCERNING THE SUBJECT MATTER HEREOF, WHETHER ORAL OR WRITTEN.  THIS AMENDMENT, ANY SUPPLEMENTS HERETO, AND ANY INSTRUMENTS OR DOCUMENTS DELIVERED OR TO BE DELIVERED IN CONNECTION HEREWITH MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

(g)                                  Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(h)                                 Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(i)                                     Counterparts.  This Amendment may be executed in any number of separate original counterparts (or telecopied counterparts with original execution copy to follow) and by the different parties on separate counterparts, each of which shall be deemed to be an original, but all of such counterparts shall together constitute one agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

(j)                                    Incorporation of Loan Agreement Provisions.  This Amendment is executed pursuant to the Loan Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Loan Agreement. The provisions contained in Section 8.11 (Governing Law) and Section 8.13 (Jury Trial) of the Loan Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed on the date first written above.

Quench USA, Inc., a Delaware corporation

By:	/s/ Anthony Ibarguen
Name: Anthony Ibarguen
Title: President and Chief Executive Officer

ORIX Ventures, LLC, a Delaware limited liability company

By:	/s/ Christopher L. Smith
Name: Christopher L. Smith
Title: Manager

ORIX/QUENCH —AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT

Exhibit A

Amendments to Schedules to Loan Agreement

1.  LOAN AMOUNTS (Section 1.1):

Tranche A Term Loan Amount: $12,500,000

The initial Loan (the “Tranche A Term Loan”) was made in one disbursement on the Closing Date upon satisfaction of the conditions set forth in this Agreement.

The entire unpaid principal balance of the Tranche A Term Loan outstanding on December 23, 2015 shall be repaid in (i) 12 equal monthly principal payments of $156,250.00, commencing on January 23, 2016, and continuing on the same day of each month thereafter until December 23, 2016; (ii) 12 equal monthly principal payments of $208,333.33, commencing on January 23, 2017, and continuing on the same day of each month thereafter until December 23, 2017; (iii) 12 equal monthly principal payments of $260,416.67, commencing on January 23, 2018, and continuing on the same day of each month thereafter until the Maturity Date on which date the entire unpaid principal balance of the Tranche A Term Loan plus any and all accrued and unpaid interest shall be paid.

Tranche B Term Loan Amount: $7,500,000

The Tranche B Term Loan (the “Tranche B Term Loan”) shall be made in one disbursement on the Second Amendment Effective Date upon satisfaction of the conditions set forth in this Agreement and the Second Amendment.

The entire unpaid principal balance of the Tranche B Term Loan outstanding on December 23, 2015 shall be repaid in (i) 12 equal monthly principal payments of $93,750.00, commencing on January 23, 2016, and continuing on the same day of each month thereafter until December 23, 2016; (ii) 12 equal monthly principal payments of $125,000.00, commencing on January 23, 2017, and continuing on the same

ORIX/QUENCH —AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT

day of each month thereafter until December 23, 2017; (iii) 12 equal monthly principal payments of $156,250.00, commencing on January 23, 2018, and continuing on the same day of each month thereafter until the Maturity Date on which date the entire unpaid principal balance of the Tranche B Term Loan plus any and all accrued and unpaid interest shall be paid.

Delayed Tranche C Term Loan Amount: $10,000,000

Until December 23, 2015, the Delayed Tranche C Term Loan (the “Delayed Tranche C Term Loan”) shall be made in not more than forty (40) disbursements (each of not less than $250,000) upon satisfaction of the conditions set forth in this Agreement, and the following:

(a)         No Event of Default has occurred and is continuing or would result following such draw on the Delayed Tranche C Term Loan or any Permitted Acquisition entered into in connection therewith;

(b)         The proceeds of the Delayed Tranche C Term Loan advance shall be used for a Permitted Acquisition;

(c)          The total pro forma indebtedness is less than $500.00 per cooler; and

(d)         If such draw is made in connection with a Permitted Acquisition, then the amount of such Delayed Tranche C Term Loan draw and any amounts from the Tranche B Term Loan draw may, collectively, not exceed 65% of the aggregate cash consideration (excluding equity, seller notes, or deferred consideration) for such Permitted Acquisition amount needed by Borrower.  The remaining 35% of the aggregate cash consideration (excluding equity, seller notes, or deferred consideration) for such Permitted Acquisition needed by Borrower shall be funded by equity financings.  For the avoidance of doubt, Borrower’s $20,000,000.00 capital contribution from Borrower’s parent on December 23, 2013, shall qualify as an equity investment for the purposes of this section and be used to satisfy the remaining 35% of the aggregate cash consideration for Permitted Acquisitions.

The entire unpaid principal balance of the Delayed Tranche C Term Loan outstanding on December 23, 2015 shall be repaid in (i) 12 equal monthly principal payments equal to (a) 1/12th times (b) fifteen percent (15%) of the outstanding principal balance of the Delayed Tranche C Term Loan outstanding as of December 23, 2015, commencing on January 23, 2016, and continuing on the same day of each month thereafter until December 23, 2016; (ii) 12 equal monthly principal payments equal to (a) 1/12th times (b) twenty percent (20%) of the outstanding principal balance of the Delayed Tranche C Term Loan outstanding as of December 23, 2015, commencing on January 23, 2017, and continuing on the same day of each month thereafter until December 23, 2017; (iii) 12 equal monthly principal payments equal to (a) 1/12th times (b) twenty-five percent (25%) of the outstanding principal balance of the Delayed Tranche C Term Loan outstanding as of December 23, 2015, commencing on January 23, 2018, and continuing on the same day of each month thereafter until the Maturity Date on which date the entire unpaid principal balance of the Delayed Tranche C Term Loan plus any and all accrued and unpaid interest shall be paid.

2. INTEREST.

Interest Rates
(Section 1.3):

The outstanding principal amount of the Tranche A Term Loan shall bear interest each month at an interest rate per annum equal to the Base Rate in effect for such month, plus 6.0% per annum; provided that in no event shall the interest rate per annum be less than 9.50%.

The outstanding principal amount of the Tranche B Term Loan and the Delayed Tranche C Term Loan shall bear interest each month at an interest rate per annum equal to the Base Rate in effect for such month, plus 5.50% per annum; provided that in no event shall the interest rate per annum be less than 9.0%.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Base Rate has the meaning set forth in Section 7 of this Agreement.

3. FEES (Section 1.4):

Initial Loan Fee:	$125,000.00, payable on the Closing Date.

Second Amendment Loan Fee:	$175,000.00, payable on the Second Amendment Effective Date.

4. MATURITY DATE
(Section 5.1):	December 23, 2018.

6. FINANCIAL COVENANTS.
(Section 4.8):	Borrower shall comply with the following financial covenants. Compliance shall be measured monthly, except as may be otherwise provided below.

Minimum Net Rental Revenue:

Recurring Revenue: Borrower’s “Net Rental Revenue” (as defined below) shall be not less than the amounts set forth on the Minimum Net Rental Revenue “Covenant for Test Period” line set forth on Exhibit A1 attached hereto during the periods set forth on such Exhibit A1, tested as of the last day of each such period; provided, that the Minimum Net Rental Revenue “Covenant for Test Period” amount shall increase by an amount equal to 75% of Net Rental Revenue attributable to each acquisition for each applicable test period, beginning in the calendar quarter after the closing of each acquisition.

The Minimum Net Rental Revenue “Covenant for Test Period” amount will be capped at an amount equal to two (2) times the sum of (i) the aggregate outstanding amount of the funded ORIX Loans, plus (ii) the aggregate outstanding amount of any deferred purchase price consideration from a Permitted Acquisition that (A) is secured by a first lien in assets purchased in connection with such Permitted Acquisition and (B) are not subject to a factoring arrangement.

Borrower will provide ORIX with a detailed schedule of expected Net Rental Revenue based on the amount of in-house contract Net Rental Revenue at the time of each acquisition minus expected churn within 45 days of the closing of each acquisition.

For the purposes of this Schedule 6 and the attached Exhibit A1, “Net Rental Revenue” shall mean as reported on Borrower’s Detailed Income Statement line titled “Rental Revenue, Gross” plus Borrower’s Detailed Income Statement line titled “Credit Memos.”  For the avoidance of doubt, the expected Net Rental Revenue attributable to each acquisition shall be calculated based only on the portion of acquired Net Rental Revenue that will be added to the Borrower’s Detailed Income Statement lines noted above, and not the total acquired revenue.

Minimum Cash:

At-all-times, Borrower shall have a minimum total available cash balance, in Deposit Accounts (excluding any restricted accounts) for which ORIX maintains control agreements sufficient to perfect ORIX’s security interest in said Deposit Accounts, of at least $1,500,000.00, until such time as Borrower generates positive trailing three-month free cash flow from operations less capital expenditures for two consecutive quarters; provided, that this financial covenant would be reinstated should the trailing three-month free cash flow from operations less capital expenditures become negative in any fiscal quarter.

7. ADDITIONAL PROVISIONS.

(a) Warrants. On the Closing Date, Borrower issued to ORIX 7-year warrant to purchase 187.5 shares of Series D Preferred Stock of

Borrower at a purchase price of $2,000.00 per share (the “Initial Warrant”).  On the Second Amendment Effective Date, the Initial Warrant shall be amended and restated to reflect its conversion into a warrant for ordinary common shares of Quench USA Holdings LLC, to adjust the number of shares and warrant price accordingly, and to extend the expiration date of the Initial Warrant.

(b)         Additional Warrants.  On the Second Amendment Effective Date, Borrower shall concurrently issue to ORIX Finance Equity Investors, LP, a Delaware limited partnership, a 7-year warrant to purchase 225,000 ordinary common shares of Quench USA Holdings LLC at a purchase price of $1.00 per share, on the terms set forth in ORIX Finance Equity Investors, LP’s standard form of Warrant to Purchase Stock (the “Second Warrant”).  If any portion of the Delayed Tranche C Term Loan is disbursed by ORIX Ventures, LLC, then on the date of any such advance the number of Shares subject to the Second Warrant shall be increased by an amount equal to (i) the amount of such advance times (ii) three percent (3%); provided, however, that the number of shares subject to the Second Warrant shall be automatically increased to 525,000 upon (i) the occurrence of an Event of Default; (ii) repayment, or prepayment, of the Loans in connection with any refinancing; or (iii) the required exercise of the Second Warrant in full pursuant to Section 1.9 thereof.

(c)          Deposit Accounts.  Prior to the first disbursement of the Loan, and as a condition precedent thereto, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with ORIX, in form and substance reasonably satisfactory to ORIX in its Good Faith Business Judgment and sufficient to perfect ORIX’s first-priority security interest in said Deposit Accounts. Prior to the opening of any new Deposit Accounts, Borrower shall use cause the banks and other institutions where such Deposit Accounts are to be maintained to enter into control agreements with ORIX, in form and substance reasonably satisfactory to ORIX in its Good Faith Business Judgment and sufficient to perfect ORIX’s first-priority security interest in said Deposit Accounts.

(d) Foreign Subsidiaries. Borrower represents and warrants that it has no partially-owned or wholly-owned Subsidiaries.

Exhibit B

Exhibit A1 to the Loan Agreement

MONTHLY COMPLIANCE CERTIFICATE For Period Exhibit A1 TO: E-MAIL: FROM: The undersigned authorized officer of Quench USA, Inc. (“Borrower”) certifies that, under the Loan and Security Agreement between Borrower and ORIX dated October 7, 2011 (the “Loan Agreement”) and all related documents (with the Loan Agreement, the “Loan Documents”): (i) For the period above, Borrower is in complete compliance with all covenants in the Loan Documents, including all financial covenants (except as may be noted below); (ii) all representations and warranties in the Loan Documents are true and correct in all material respects on this date, and (iii) no Default or Event of Default (as those terms are defined in the Loan Agreement) has occurred and is continuing. Without limiting the foregoing, the undersigned further certifies to the compliance with the specific covenants set out below. Attached are the required documents supporting this Certificate. The undersigned certifies that these were prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in any accompanying letter or footnotes. Nothing herein limits, modifies, amends or waives any provisions of the Loan Documents. Borrower must comply, without limitation, with all covenants including the following tests: Minimum Net Rental Revenue Minimum Net Rental Revenue, measured as of the end of each period, shall not be less than the amount stated in the Schedule to the Loan and Security Agreement, including all Amendments. Covenant Compliance Calculation 2014 2015 2016 2017 (000) Q1 (Mar) Q2 (Jun) Q3 (Sep) Q4 (Dec) Q1 (Mar) Q2 (Jun) Q3 (Sep) Q4 (Dec) Q1 (Mar) Q2 (Jun) Q3 (Sep) Q4 (Dec) Q1 (Mar) Q2 (Jun) Q3 (Sep) Q4 (Dec) Actual Results Rental Revenue, Gross Credit Memos Net Rental Revenue $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Cumulative Actual Net Rental Revenue (trailing 4 quarters) $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Cumulative measurement period in quarters 1 2 3 4 4 4 4 4 4 4 4 4 4 4 4 4 Covenant Test Period Calculation Minimum Net Rental Revenue “Covenant for Test Period” $ 4,600 $ 9,400 $ 14,400 $ 19,500 $ 20,100 $ 20,600 $ 21,200 $ 21,800 $ 22,400 $ 23,100 $ 23,800 $ 24,600 $ 25,400 $ 26,200 $ 27,100 $ 28,100 Acquistion #1 Covenant Adjustment $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Acquistion #2 Covenant Adjustment $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Acquistion #3 Covenant Adjustment $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Total Minimum Net Rental Revenue “Covenant for Test Period” $ 4,600 $ 9,400 $ 14,400 $ 19,500 $ 20,100 $ 20,600 $ 21,200 $ 21,800 $ 22,400 $ 23,100 $ 23,800 $ 24,600 $ 25,400 $ 26,200 $ 27,100 $ 28,100 Cumulative Actual Net Rental Revenue (trailing 4 quarters) $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Total Minimum Net Rental Revenue “Covenant for Test Period” $ 4,600 $ 9,400 $ 14,400 $ 19,500 $ 20,100 $ 20,600 $ 21,200 $ 21,800 $ 22,400 $ 23,100 $ 23,800 $ 24,600 $ 25,400 $ 26,200 $ 27,100 $ 28,100 Compliance? YES/NO Acquisition Covenant Adjustment Acquisition #1 Covenant Adjustment Acquisition Net Rental Revenue $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Cumulative Acquisition Net Rental Revenue (trailing 4 quarters) $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Adjustment Factor 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75 % Acquisition #1 Covenant Adjustment $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Acquisition #2 Covenant Adjustment Acquisition Net Rental Revenue $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Cumulative Acquisition Net Rental Revenue (trailing 4 quarters) $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Adjustment Factor 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75 % Acquisition #2 Covenant Adjustment $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Acquisition #3 Covenant Adjustment Acquisition Net Rental Revenue $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Cumulative Acquisition Net Rental Revenue (trailing 4 quarters) $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Adjustment Factor 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75 % Acquisition #3 Covenant Adjustment $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — $ — Cash Balance Obligor shall at all times maintain unrestricted cash not less than $1,500,000 in Deposit Accounts not subject to any liens, security interests or charges other than in favor of ORIX. 2014 2015 (000) Jan Feb Mar April May June July Aug Sep Oct Nov Dec Jan Feb Mar April Lowest Unrestricted Cash Required Minimum cash 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 Compliance? 2015 2016 (000) May June July Aug Sep Oct Nov Dec Jan Feb Mar April May June July Aug Lowest Unrestricted Cash Required Minimum cash 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 Compliance? 2016 2017 (000) Sep Oct Nov Dec Jan Feb Mar April May June July Aug Sep Oct Nov Dec Lowest Unrestricted Cash Required Minimum cash 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 Compliance? Borrower only has Deposit Accounts and/or Investment Accounts located at the following institutions: Deposit Accounts and Investment Accounts opened in the current period: Type: a/c #: Type: a/c #: Has Borrower filed any new Trademark, Patent or Copyright applications? (If “yes”, please list below) No No No SIGNATURE DATE PLEASE RETURN YOUR SIGNED FORM BY EMAIL TO JEFFREY.SOKOLOWSKI@ORIX.COM FOR ORIX USE ONLY: Date Received: Reviewed by: Review Date: In Compliance: Y / N ORIX/QUENCH —AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT 18